UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 6, 2010

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21301 Burbank Boulevard

Woodland Hills, California 91367

(Address of Principal Executive Offices) (Zip Code)

Telephone: (818) 287-3000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On December 6, 2010, United Online, Inc. (the “Company”) and Mark R. Goldston entered into a new employment agreement (the “Employment Agreement”) that replaced Mr. Goldston’s existing employment agreement.  Pursuant to the new Employment Agreement, Mr. Goldston will continue to serve as the Company’s Chief Executive Officer and, so long as he continues to be re-elected to the Company’s Board of Directors (the “Board”), as Chairman.

The term of the Employment Agreement commenced on December 6, 2010 and will continue through December 21, 2015.  On December 21, 2011 and on each succeeding December 21, the term of the Employment Agreement will automatically be extended for one additional year unless either Mr. Goldston or the Company delivers timely notice that such automatic extension is not to occur.

Pursuant to the Employment Agreement, Mr. Goldston will receive an annual base salary of not less than $952,750 and will be eligible for an annual target bonus of not less than 100% of his annual base salary, based on performance criteria established by the Board.  The actual bonus amount for any year may be above or below the target level based on the actual level of performance goal attainment and other factors the Board or the compensation committee of the Board may deem applicable.

The Employment Agreement further provides that if his employment is terminated without cause, or if his employment is involuntarily terminated (including a resignation under specified circumstances) in connection with certain changes in control or ownership of the Company, Mr. Goldston will be entitled to a lump sum severance payment equal to the sum of (i) a specified bonus amount for the year of his termination, prorated through the termination date, plus (ii) an amount equal to three times the sum of his then current annual base salary and a specified bonus amount, provided he delivers an enforceable general release of all claims against the Company and does not solicit employees for a specified period. The applicable bonus amount for purposes of such calculation will be equal to his then current annual base salary, in the case of a termination without cause, or in the case of an involuntary termination, the greater of his then current annual base salary or the annual bonus paid to him for the preceding fiscal year.  In addition, if Mr. Goldston’s employment is terminated without cause, is involuntarily terminated in connection with a change in control or ownership event, or is terminated due to death or disability, his outstanding options, restricted stock units and shares of restricted stock will fully vest on an accelerated basis, except to the extent otherwise provided in any restricted stock unit award granted after December 6, 2010.

Effective December 6, 2010, Mr. Goldston and Classmates Media Corporation, a wholly-owned subsidiary of the Company (“CMC”), terminated the employment agreement between them dated August 22, 2007, as amended and restated.  Mr. Goldston and CMC entered into this agreement in contemplation of an initial public offering of CMC, which was not consummated.  Mr. Goldston continues to serve as CMC’s Chairman and Chief Executive Officer.

The foregoing description of the material terms of the Employment Agreement does not purport to be a complete description of the Employment Agreement and is qualified in its entirety by reference to the Employment Agreement, which will be filed as an exhibit with the Company’s Form 10-K for the year ending December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2010	UNITED ONLINE, INC.

/s/ Charles B. Ammann
Charles B. Ammann
Executive Vice President and General Counsel